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                                                                   EXHIBIT 10.41


                             TAX SHARING AGREEMENT

         Agreement entered into as of [____], 1999 by and between The Williams Companies, Inc., a Delaware corporation ("Williams"), and Williams Communications Group, Inc., a Delaware corporation ("Communications").

                                    Recitals

         Williams and Communications are includible corporations in an affiliated group of corporations of which Williams is the common parent, all within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

         Williams intends to file consolidated Federal income tax returns on behalf of itself, Communications and the other members of the "Group" (as hereinafter defined).

         Williams and Communications wish to allocate and settle among themselves the consolidated Federal income tax liabilities of the Group, the unitary, combined, consolidated or similar state income tax liabilities of the parties and, if and as determined by Williams, certain other tax liabilities.

                                   Agreements

         Accordingly, the parties agree as follows:

                                    ARTICLE I

                               Certain Definitions

         The defined terms used in this Agreement shall, except as otherwise expressly provided or unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine, the neuter and vice versa, as the context requires.

         "Estimated Tax Payments" means, for any Taxable Period, the aggregate payments for such Taxable Period provided in Section 2.04.

         "Final Determination" means a closing agreement or an accepted offer in


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compromise with the Internal Revenue Service, a claim for refund that has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or the time for appeal of which has expired.

         "Group" means Williams and all other corporations (whether now existing or hereafter formed or acquired) that at the time would be entitled or required to join with Williams in filing a consolidated Federal income tax return.

         "IPO Date" means the date of the initial public offering of stock of Communications.

         "Subsidiary Separate Tax" means, with respect to any Taxable Period and subject to the rules set forth below in this definition and Section 2.05, a hypothetical Federal income tax liability that WCG would have for such Taxable Period determined as if WCG had filed its own separate Federal income tax return for such Taxable Period (or for any Taxable Period prior thereto) and calculated by (x) imposing a tax on the taxable income or alternative minimum taxable income, as the case may be, of WCG at a rate equal to the highest marginal rate of corporate tax specified under the Code and applicable to that Taxable Period and (y) employing the methods and principles of accounting, elections and conventions that are used by the Group. For purposes of determining Subsidiary Separate Tax with respect to any Taxable Period, the following special rules shall apply:

              (i) Subsidiary Separate Tax shall include the combined results of WCG.

              (ii) Any loss or credit carryover or other similar attribute of WCG existing on the date preceding the IPO Date shall be deemed to be an attribute of Williams for all purposes of this Agreement. For this purpose, Williams shall allocate any loss, credit or other similar attribute realized by WCG in the taxable year that includes the IPO Date between the period beginning on January 1, 1999 and ending on the date preceding the IPO Date, on the one hand, and the period beginning on the IPO Date and ending on December 31, 1999, on the other hand, on a pro rata basis or any other reasonable method as determined by Williams in its sole and absolute discretion with due regard to clauses (iv) and (v) of this definition of Subsidiary Separate Tax.

              (iii) Any loss or credit carryover or other similar attribute of WCG not in existence on the IPO Date (as determined by Williams pursuant to clause (ii) above) and arising thereafter shall, unless otherwise provided by this Agreement, be deemed to be an attribute of WCG solely for purposes of future determinations of Subsidiary Separate Tax.


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              (iv) Any limitations or special rules relating to the recognition, allowance or other treatment of any item of income, gain, loss, deduction, expense or basis (including, for example, foreign tax credits, research credits, capital losses, Section 1231 gains or losses and charitable contribution deductions) may be determined based on a hypothetical separate Federal income tax return of WCG or, notwithstanding such hypothetical separate Federal income tax principles, with due regard to consolidated Federal income tax principles or based on any hybrid approach, all as determined by Williams in its sole and absolute discretion.

              (v) Williams may from time to time establish any other special rules that Williams reasonably determines to be necessary or appropriate to carry out the principles reflected above in the definition of Subsidiary Separate Tax.

         "Taxable Period" means, with respect to any period for which a consolidated Federal income tax return is filed on behalf of the Group that includes Communications, (i) the period beginning on the IPO Date and ending on December 31, 1999 and (ii) thereafter, each annual period ending on December 31 of each year.

         "WCG" means the group of corporations consisting of Communications and all members of the Group owned, directly or indirectly and in whole or in part, by Communications.

                                   ARTICLE II

                                    Payments

         Section 2.01 Payments by Communications to Williams. For every Taxable Period in which the Subsidiary Separate Tax exceeds the Estimated Tax Payments, or the Subsidiary Separate Tax as recomputed according to Section 2.05 exceeds the Subsidiary Separate Tax, Communications shall pay to Williams an amount equal to such excess.

         Section 2.02 Payments by Williams to Communications. For every Taxable Period in which the Estimated Tax Payments exceed the Subsidiary Separate Tax, or the Subsidiary Separate Tax exceeds the Subsidiary Separate Tax as recomputed according to Section 2.05, Williams shall pay to Communications an amount equal to such excess.

         Section 2.03 Time of Payment. Payment pursuant to Sections 2.01 and
2.02 (other than resulting from a recomputation of Subsidiary Separate Tax under Section 2.05) shall be made no later than seven (7) days prior to the due date of the Group's consolidated Federal income tax return for the Taxable Period in question, not including extensions. If the due date for such return is extended, such payment shall be made on an estimated basis and shall be recalculated no later than seven (7) days prior to the extended due date for such return, and any


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difference between such recalculated payments and such estimated payments shall be paid to the party entitled thereto at the time of such recalculation. The time that any payment is required to be made pursuant to Sections 2.01 and 2.02 by reason of a recomputation of Subsidiary Separate Tax under Section 2.05 is set forth in Section 2.05.

         Section 2.04 Estimated Tax Payments. For every Taxable Period, Communications shall pay to Williams no later than seven (7) days prior to the fifteenth day of the fourth, sixth, ninth and twelfth months of such Taxable Period 25%, 50%, 75% and 100%, respectively, of the current annual estimated Federal income taxes that WCG would be required to pay for such Taxable Period, less any prior payments for such Taxable Period. Such estimated Federal income tax liability shall be determined in a manner consistent with the definition of Subsidiary Separate Tax and subject to approval by Williams.

         Section 2.05 Adjustments.

              (a) Carryovers of Post-IPO Date Losses or Credits. In the event that WCG realizes a loss, credit or other similar attribute in any Taxable Period that would be permitted under applicable Federal income tax law to be carried over to one or more Taxable Periods that precede or follow such Taxable Period if WCG had filed a separate Federal income tax return for all such Taxable Periods, the Subsidiary Separate Tax shall be recomputed for such preceding or subsequent Taxable Periods to take into account such carryover and the payments pursuant to Sections 2.01 and 2.02 shall be appropriately adjusted. Any payment from Williams to Communications required by reason of such adjustment shall be made within 30 days following the earlier of (i) Williams's receipt of the related actual refund, if any, from the Internal Revenue Service,
(ii) in the case of a carryback, the date of the filing by Williams of the tax return for the Taxable Period in which such loss, credit or attribute arises or
(iii) in the case of a carryforward, the date of the filing by Williams of the tax return for the Taxable Period to which such loss, credit or attribute is carried.

              (b) Redeterminations of Post-IPO Date Tax Liability. In the event of any redetermination of the consolidated Federal income tax liability of the Group for any Taxable Period as a result of an audit by the Internal Revenue Service, the allowance of a claim for refund, court determination or otherwise, the Subsidiary Separate Tax shall be recomputed for such Taxable Period to take into account such redetermination in a manner consistent with such revised treatment and the payments pursuant to Sections 2.01 and 2.02 shall be appropriately adjusted, which payments shall also include, if and to the extent applicable, any interest received from the Internal Revenue Service and any interest, penalties and additions to tax paid to the Internal Revenue Service. Any payment required to be made by a party hereto by reason of such adjustment shall be made within 30 days of the date of a Final Determination with respect to such redetermination or as soon as such adjustment can practicably be calculated (if later).

              (c) Inadvertent Deconsolidation. In the event that Communications is determined not to have been properly treated as an includible corporation in the Group with

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respect to any Taxable Period, the amount of any payments made under Sections
2.01, 2.02 and 2.04 with respect to such Taxable Period (taking into account any adjustments pursuant to Section 2.05(a) and (b)) shall be refunded to the party entitled to such net amount within 30 days of the date of a Final Determination of such deconsolidation or as soon as the amount to be refunded can practicably be determined (if later).

              (d) Ceasing to Be a Member of the Group. In the event Communications or any other member of WCG ceases to be a member of the Group,
(x) Williams shall allocate the income, gain, loss, deduction and expense of WCG for the Taxable Period in which such deconsolidation occurs between the pre-deconsolidation period of such Taxable Period and the post-deconsolidation period of such Taxable Period in accordance with any permitted method under the consolidation return provisions of the Code and Treasury Regulations thereunder and (y) the Group consolidated loss or credit carryovers or other similar attributes attributable to Communications or such other member of WCG, if any (as determined by Williams in accordance with any permitted method under the consolidated return provisions of the Code and Treasury Regulations thereunder), shall constitute attributes of Communications or such other member of WCG. With respect to any such attribute so attributable to Communications or any other member of WCG, Communications shall pay to Williams, within 30 days of the date of filing by Williams of the first tax return thereafter, an amount equal to the sum of the following: (1) the amount of any Group consolidated tax credit carryover so attributable to WCG to the extent that such credit is treated as an attribute of Williams under clause (ii) of the definition of Subsidiary Separate Tax; (2) the product of (A) the highest marginal Federal corporate income tax rate and (B) the amount of the Group consolidated loss carryover or other similar attribute (other than credit carryovers) so attributable to WCG to the extent that such attribute is treated as an attribute of Williams under clause
(ii) of the definition of Subsidiary Separate Tax; (3) the amount of any Group consolidated tax credit carryover so attributable to WCG to the extent that such attribute (i) relates to periods beginning on or after the IPO Date and (ii) reduced the amount of Subsidiary Separate Tax; and (4) the product of (A) the highest marginal Federal corporate income tax rate and (B) the amount of the Group consolidated loss carryover or other similar attribute (other than credit carryovers) so attributable to WCG to the extent that such attribute (i) relates to periods beginning on or after the IPO Date and (ii) reduced the amount of Subsidiary Separate Tax. No adjustment to Sections 2.01 and 2.02 shall be made in the event that Communications ceases to be a member of the Group and thereafter realizes in any taxable year a loss, credit or other attribute that would be permitted under applicable Federal income tax law to be carried back to one or more Taxable Periods that precede such taxable year.

         Section 2.06 Payments in Respect of Redeterminations of Pre-IPO Date Tax Liability. In the event of any Final Determination for a period prior to the IPO Date and pursuant to which there is a reduction of any loss or credit carryover or other similar attribute of WCG existing on the date preceding the IPO Date as determined under clause (ii) of the definition of

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Subsidiary Separate Tax, Communications shall pay to Williams, within 30 days of the date of the Final Determination, an amount equal to the sum of (A) the amount of any consolidated Federal income taxes, interest, penalties and additions to such taxes payable to the Internal Revenue Service resulting from such reduction of any such loss or credit carryover or other similar attribute of WCG, (B) the amount of the reduction of any such credit carryover of WCG to the extent not covered by the preceding clause (A), and (C) the product of (i) the highest marginal Federal corporate income tax rate and (ii) the amount of the reduction of any such loss carryover or other similar attribute (other than credit carryovers) of WCG to the extent not covered by the preceding clause (A). In the event of any Final Determination for a period prior to the IPO Date and pursuant to which there is an increase to any loss or credit carryover or other similar attribute of WCG existing on the date preceding the IPO Date as determined under clause (ii) of the definition of Subsidiary Separate Tax, Williams shall pay to Communications an amount equal to the sum of (1) any refund of consolidated Federal income taxes, including interest, received from the Internal Revenue Service within 30 days following Williams' receipt of the related actual refund from the Internal Revenue Service resulting from such increase to any loss or credit carryover or other similar attribute of WCG, (2) the amount of the increase to any such credit carryover of WCG to the extent not covered by the preceding clause (1) within 30 days of the date of the Final Determination, and (3) the product of (i) the highest marginal Federal corporate income tax rate and (ii) the amount of the increase to any such loss carryover or other similar attribute (other than credit carryovers) of WCG to the extent not covered by the preceding clause (1) within 30 days of the date of the Final Determination.

         Section 2.07 Form of Payment. Any payment required to be made by a party pursuant to this Article II shall be made by wire transfer of immediately available funds or by appropriate adjustment to intercompany indebtedness (as determined by Williams).

         Section 2.08 General. Unless applicable law changes, the parties agree to treat any payment provided for under this Agreement as a distribution by Communications to Williams or a capital contribution by Williams to Communications, as the case may be.

                                  ARTICLE III

                   Tax Matters; Cooperation; Indemnification

         Section 3.01 Williams As Agent. Communications hereby irrevocably appoints Williams as its agent, and Communications hereby agrees that Williams shall have sole and absolute authority, for the purposes of (i) preparing and filing consolidated Federal income tax returns for the Group (including, without limitation, preparing and filing estimated tax returns, amended tax returns and claims for refund, determining tax return positions, selecting methods of accounting and making elections), (ii) representing any member of WCG that is a member of the Group with respect to any consolidated Federal income tax audit or consolidated Federal income tax controversy (including, without limitation, any proceeding with the Internal Revenue Service


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and any judicial proceedings, whether any such proceedings relate to a claim for additional taxes or a claim for refund of taxes) and settling or compromising any claim for additional, or any claim for refund of, Federal income taxes of any member of WCG that is a member of the Group, (iii) engaging outside counsel, accountants and other experts with respect to Federal income tax matters relating to any member of WCG that is a member of the Group and (iv) taking any other action in connection with Federal income tax matters relating to any member of WCG that is a member of the Group (or relating to any other member of the Group) as Williams, in its sole and absolute discretion, determines to be necessary or appropriate.

         Section 3.02 Cooperation. Communications shall cooperate (and shall cause all members of WCG to cooperate) with Williams regarding the application of all aspects of this Agreement (including, without limitation, the proper and timely preparation and filing of any tax return to which this Agreement applies, the calculation or basis of determination of any payment provided for under this Agreement and the conduct of any tax audit or tax controversy to which this Agreement applies) (i) by maintaining (or causing all members of WCG to maintain) such books and records, (ii) by providing (or causing all members of WCG to provide) such information, (iii) by executing (or causing all members of WCG to execute) such documents and (iv) by taking (or causing all members of WCG to take) any such other action (including, without limitation, making any officers, directors, employees and agents available to Williams), in each such case as Williams may request from time to time. Communications shall secure (or shall cause any relevant member of WCG to secure) the covenant of any acquirer of any member of WCG to comply with this Section 3.02 for the benefit of Williams and Williams' successors and assigns.

         Section 3.03 Indemnification. Communications hereby indemnifies and holds harmless Williams and the other non-WCG members of the Group against any interest, penalties, additions to tax, expenses, losses, claims, damages or liabilities for any failure to file, properly or timely, any tax return to which this Agreement applies to the extent that such failure is attributable to the failure of Communications to make the payments required under this Agreement or the failure of any member of WCG to comply with Section 3.02 (which shall include, without limitation, the failure of any member of WCG to provide accurate or complete information or to take proper tax reporting positions). Upon the proper and timely payment by Communications to Williams of an amount pursuant to Section 2.01 for any Taxable Period, Williams will indemnify Communications and the other members of WCG for the Federal income tax liabilities of the Group for such Taxable Period with the exception of any adjustment to tax liabilities that are attributable to WCG, as determined by Sections 2.05(b) and 2.06.

                                   ARTICLE IV

                 State, Local, Foreign and Other Federal Taxes

         The underlying concepts of this Agreement (including, without limitation, Article II (e.g., treating any loss or credit carryover or other similar attribute for state income tax


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purposes existing on the date preceding the IPO Date as an attribute of Williams for all purposes) and Article III) shall apply in the same general manner with respect to state income taxes (and, in the sole and absolute discretion of Williams, with respect to any foreign, local, other state and other Federal taxes) where unitary, combined, consolidated or similar returns that include one or more members of WCG and one or more non-WCG members of the Group are filed. The parties recognize that, among other things, the utilization of the definition of Subsidiary Separate Tax may not be appropriate for unitary, combined, consolidated or similar state income and other tax purposes, and Williams is thus authorized to apply, in good faith, such principles as would be reasonably expected to result in an allocation of liabilities for such tax purposes in a manner designed to reflect such taxes payable on income of members of the Group arising in whole or in part by reason of other Group member nexus with, or other Group member activity in, a particular state or other relevant tax jurisdiction. All matters relating to any Federal, state, local and foreign taxes to which this Agreement does not apply (including, without limitation, preparing and filing such tax returns, paying such taxes and handling such tax audits or tax controversies) shall be the responsibility of the party that is the relevant taxpayer.

                                   ARTICLE V

                                  Termination

         This Agreement shall cease to be effective with respect to consolidated Federal income tax or any unitary, combined, consolidated or similar state income tax at such time as Communications ceases to be a member of, respectively, the Group or the relevant unitary, combined, consolidated or similar state income tax group. This Agreement shall cease to be effective with respect to any foreign, local, other state and other Federal tax to which this Agreement applies (as determined by Williams pursuant to Article IV) under analogous concepts or any other concept as Williams, in its sole and absolute discretion, determines to be necessary or appropriate for such tax purposes. Notwithstanding all of the foregoing of this Article V, all provisions of this Agreement (including, without limitation, payment obligations, adjustments to payment obligations, cooperation and indemnification) with respect to any Taxable Period, taxable year or other period (as the case may be) commencing on or before the termination of this Agreement shall survive such termination.

                                   ARTICLE VI

                                 Miscellaneous

         Section 6.01 Interpretations and Determinations. The application of this Agreement and any dispute or ambiguity concerning the subject matter of this Agreement shall be determined by Williams in its sole and absolute discretion. Such determination by Williams


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shall be final and binding upon Communications.

         Section 6.02 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

         Section 6.03 Expenses. Any direct and indirect cost and expense (such as fees or expenses for legal, accounting or other services and overhead items) incurred by Williams in connection with the application of this Agreement (including, without limitation, the preparation and filing of any tax return to which this Agreement applies and the conduct of any tax audit or tax controversy to which this Agreement applies) shall be allocated in accordance with the Administrative Services Agreement by and between the parties dated ___________, 1999.

         Section 6.04 Effect of Agreement. This Agreement shall determine the rights and liabilities of the parties as to the matters provided for in this Agreement, whether or not such determination is effective for financial reporting or other purposes.

         Section 6.05 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement and supersedes all prior or contemporaneous agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or by any officer, employee or representative of any party.

         Section 6.06 Amendments and Waivers. This Agreement shall not be modified, supplemented or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

         Section 6.07 Code References. Any references to Sections of the Code shall be deemed to refer to any corresponding provisions of succeeding law as in effect from time to time.

         Section 6.08 Notices. Any payment, notice, communication or approval required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered by hand or deposited in the United States mail, postage prepaid and sent by certified or registered mail, if addressed to Williams, at:

               The Williams Companies, Inc.
               One Williams Center
               Tulsa, Oklahoma 74172
               Attention: [________]

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          if addressed to Communications, at:

               Williams Communications Group, Inc.
               One Williams Center
               Tulsa, Oklahoma 74172
               Attention: [_________]

         Section 6.09 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         Section 6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

         Section 6.11 Severability. If any provision of this Agreement or the application of this Agreement in any circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of this Agreement in any other circumstance shall not be affected thereby, the provisions of this Agreement being severable in any such instance.

         Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         The parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                             THE WILLIAMS COMPANIES, INC.

                                             By:

                                             Its:

                                             WILLIAMS COMMUNICATION GROUP, INC.

                                             By:

                                             Its: